As filed with the Securities and Exchange Commission on January 31, 2025
Registration No. 333-283772

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bally’s Chicago, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	7011 (Primary Standard Industrial Classification Code Number)	88-2870098 (I.R.S. Employer Identification No.)
100 Westminster Street
Providence, RI 02903
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ameet Patel
640 N LaSalle, Suite 460
Chicago, IL 60654
(401) 475-8474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Sony Ben-Moshe, Esq. Senet Bischoff, Esq. John Slater, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200	Oscar David, Esq. Timothy Kincaid, Esq. Michael Blankenship, Esq. Winston & Strawn LLP 35 W. Wacker Drive Chicago, IL 60601 (312) 558-5600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 5 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 5. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the filed exhibits. The prospectus relating to an offering of Bally’s Chicago, Inc.’s Class A Interests is unchanged and has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table indicates the expenses to be incurred in connection with this offering. All amounts are estimated except the Securities and Exchange Commission registration fee.
Amount
Securities and Exchange Commission registration fee	$29,874
FINRA filing fee	8,000
Accountants’ fees and expenses	1,580,000
Legal fees and expenses	4,710,756
Blue Sky fees and expenses	23,268
Print and engraving expenses	245,000
Miscellaneous expenses	1,750,000
Total	$8,346,898
Item 14.   Indemnification of Directors and Officers
Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, obtained an improper personal benefit, or with respect to a director, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or with respect to an officer, for actions by or in the right of the Company. Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering will provide that no director or officer of Bally’s Chicago, Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.
Section 145(a) of the General Corporation Law of the State of Delaware provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the General Corporation Law of the State of Delaware provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Upon closing of this offering, our amended and restated bylaws to be in effect prior to the closing of this offering will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, provided that except in certain specified circumstances, we will not be required to indemnify a person in connection with an action, suit or proceeding (or part thereof) initiated by such person. We will also advance expenses to those covered by our indemnification protections in our bylaws under certain circumstances.
Prior to the closing of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation to be in effect prior to the closing of this offering and amended and restated bylaws to be in effect prior to the closing of this offering against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation to be in effect prior to the closing of this offering and amended and restated bylaws to be in effect prior to the closing of this offering.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any placement agency agreement we enter into in connection with the sale of Class A Interests being registered hereby, the placement agents will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.
Item 15.   Recent Sales of Unregistered Securities
Since our incorporation in May 2022, we have sold and issued the following securities that were not registered under the Securities Act:
Issuance of Common Stock
In May 2022, we issued and sold 100 shares of common stock to Bally’s Chicago HoldCo at a purchase price of $0.01 per share, for an aggregate price of $1.0. The 100 shares of common stock will be reclassified into Class B Interests upon the closing of this offering.
The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rule 506, Rule 701 or Regulation S promulgated thereunder. The securities were issued directly by us and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.
None of the transactions set forth in Item 15 involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
Item 16.   Exhibits
The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the placement agents, at the closing specified in the placement agent agreement, certificates in such denominations and registered in such names as required by the placement agents to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that:
(a)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(b)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit No.	Description
1.1*	Form of Placement Agent Agreement
1.2***	Form of Subscription Agreement
3.1***	Certificate of Incorporation of Bally’s Chicago, Inc., as currently in effect
3.2*	Form of Amended and Restated Certificate of Incorporation of Bally’s Chicago, Inc., to be in effect prior to the closing of this offering
3.3***	Bylaws of Bally’s Chicago, Inc., as currently in effect
3.4*	Form of Amended and Restated Bylaws of Bally’s Chicago, Inc., to be in effect prior to the closing of this offering
5.1***	Opinion of Latham & Watkins LLP
10.1*	Form of Subordinated Loan Agreement, by and between Bally’s Chicago, Inc., as borrower, and Bally’s Chicago Holding Company, LLC, as lender
10.2***	Corporate Services Agreement for Temporary Casino, dated as of August 30, 2023, by and between Bally’s Management Group, LLC (f/k/a Twin River Management Group, Inc.) and Bally’s Chicago Operating Company, LLC
10.3***	Services Agreement, dated as of January 27, 2023, by and between Bally’s Management Group, LLC (f/k/a Twin River Management Group, Inc.) and UTGR, Inc., Mile High USA, LLC, Premier Entertainment Biloxi LLC, Twin River — Tiverton, LLC, Dover Downs, Inc., Premier Entertainment Black Hawk, LLC, IOC Kansas City, Inc, Premier Entertainment Vicksburg, LLC, Premier Entertainment Shreveport, LLC, Premier Entertainment Ac, LLC, Premier Entertainment Tahoe, LLC, Aztar Indiana Gaming Company, LLC, The Rock Island Boatworks, LLC, Tropicana Las Vegas, Inc., and Bally’s Chicago Operating Company, LLC
10.4†***	Bally’s Corporation 2021 Equity Incentive Plan
10.5†***	Form of Award Agreements under Bally’s Corporation 2021 Equity Incentive Plan
10.6***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Chicago Operating Company, LLC in favor of Bally’s Chicago Holding Company LLC, as amended on September 30, 2024
10.7***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Chicago Operating Company, LLC in favor of Bally’s Management Group, LLC as amended on September 30, 2024
10.8***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Chicago Inc. in favor of Bally’s Chicago Holding Company, LLC, as amended on September 30, 2024
10.9***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Management Group, LLC in favor of Bally’s Chicago Inc., as amended on September 30, 2024
10.10***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Chicago Inc. in favor of Bally’s Chicago Operating Company, LLC, as amended on September 30, 2024
10.11***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Chicago Operating Company, LLC in favor of Bally’s Chicago Inc., as amended on September 30, 2024
10.12***	Promissory Note, dated as of September 30, 2024, issued by Bally’s Chicago, Inc. in favor of Bally’s Chicago Holding Company, LLC
10.13***	Promissory Note, dated as of September 30, 2024, issued by Bally’s Chicago Operating Company, LLC in favor of Bally’s Chicago Holding Company LLC
10.14***	Promissory Note, dated as of September 30, 2024, issued by Bally’s Chicago Operating Company, LLC in favor of Bally’s Management Group, LLC
10.15*	Form of Promissory Note to be issued by Bally’s Chicago, Inc. in favor of Bally’s Chicago Operating Company, LLC
10.16^***	Sublease Agreement, dated as of November 28, 2022, by and among Medinah Holdings, LLC, Medinah Building LLC, and Bally’s Chicago Operating Company, LLC
10.17^***	Ground Lease, dated as of November 18, 2022, by and between BACHIL001 LLC and Bally’s Chicago Operating Company, LLC

Exhibit No.	Description
10.18^***	First Amendment to Ground Lease, dated as of September 11, 2024, by and between GLP Capital, L.P. and Bally’s Chicago Operating Company, LLC
10.19#^***	Lease Modification and Short Term License Agreement, dated March 31, 2023, by and between Chicago Tribune Company, LLC and Bally’s Chicago Operating Company, LLC
10.20*	Form of Agreement to Provide Future Guarantee, by and among Bally’s Corporation, Bally’s Chicago, Inc., Bally’s Chicago Operating Company, LLC, and other subsidiary guarantors as may be subsequently designated.
10.21*	Form of Stockholders Agreement, by and between Bally’s Chicago, Inc. and Bally’s Chicago Holding Company, LLC
10.22***	Host Community Agreement, dated June 9, 2022, by and between the City of Chicago, Illinois and Bally’s Chicago Operating Company, LLC
10.23†***	Employment Agreement, dated as of October 1, 2023, by and between Bally’s Management Group, LLC and Ameet Patel
10.24†***	Employment Agreement, dated as of May 8, 2023, by and between Bally’s Management Group, LLC and H.C. Charles Diao
10.25†***	Employment Agreement, dated as of February 1, 2024, by and between Bally’s Management Group, LLC and Christopher Jewett
10.26†***	Employment Agreement, dated as of October 19, 2022, by and between Twin River Management Group, Inc. and Kim Barker Lee
10.27†***	Form of Indemnification Agreement
10.28*	Form of Amended and Restated Limited Liability Company Agreement of Bally’s Chicago Operating Company, LLC, to be in effect prior to the closing of this offering
10.29*	Form of Placement Agent Agreement for Private Placements
10.30***	Form of Subscription Agreement for Private Placements
10.31***	Support Letter from Bally’s Corporation
21.1***	List of subsidiaries of Bally’s Chicago, Inc.
23.1***	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.3***	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1***	Power of Attorney (included on the signature page of the initial filing of the Registration Statement)
99.1***	Consent of Renee Bradford, Director Nominee
99.2***	Consent of Blanton Canady, Director Nominee
99.3***	Consent of Ezequiel (Zeke) Flores, Director Nominee
99.4***	Consent of Edward Lou, Director Nominee
99.5***	Consent of Sharon Thomas Parrott, Director Nominee
107***	Filing Fee Table

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

†
Indicates a management contract or compensatory plan.

#
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

^
Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) and (6) of Regulation S-K. The registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on this 31st day of January, 2025.
Bally’s Chicago, Inc.
By:
/s/ Ameet Patel

Name:
Ameet Patel

Title:
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.
Signature	Title
/s/ Ameet Patel Ameet Patel	President (Principal Executive Officer) and Director
/s/ H. C. Charles Diao H. C. Charles Diao	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Wanda Y. Wilson	Director, Chairperson
* Kim M. Barker	Director
*By:	/s/ Ameet Patel Ameet Patel Attorney-in-fact